Exhibit 23

[KPMG AUDIT PLC LETTERHEAD]

Avecia Group plc
PO Box 42
Hexagon Tower
Blackley	Our ref ns/005
Manchester
M9 8ZS	Contact Tel 0161 246 4165
Private & confidential.

18 June 2008

Consent of Independent Public Accounting Firm

To the Board of Directors of Avecia Group plc

We consent to the incorporation by reference in the registration statement (No. 333-146463)  on Form S-3 of PharmAthene, Inc. of our report dated June 18, 2008, with respect to the combined balance sheets of the Avecia Vaccines business as of December 31, 2007 and 2006, and the related combined statements of income, cash flows, and recognised income and expense for the two years then ended, which report appears in the Form 8-K/A of PharmAthene, Inc. dated April 2, 2008.

Regards,

/s/ KPMG Audit Plc

KPMG Audit Plc
Manchester, United Kingdom

18 June 2008